Exhibit 99.1

Armstrong World Industries Appoints Boeing Senior Executive to
Board of Directors

LANCASTER, Pa., July 21, 2022 – Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions, today announced the appointment of William H. Osborne to its Board of Directors. With his addition, the board of directors expands to nine members.

Osborne brings deep and relevant experience to the Armstrong board with over 35 years of progressive leadership experience in manufacturing, operational excellence, supply chain, environment, health and safety at a range of global manufacturing companies. Currently, he serves as senior vice president of Total Quality and Operations for Boeing Defense, Space & Security, a division of Boeing, that generated over $26 billion in revenue in 2021. He is also a member of the Boeing’s Executive Council. Prior to his current position, he was as senior vice president of Enterprise Operations at Boeing, where he led the company’s Enterprise Program Management, Supply Chain, Manufacturing and Quality functions. Prior to joining Boeing in 2018, Osborne held a variety of leadership roles at Navistar Corporation, Federal Signal Corporation and Ford Motor Company.

Osborne is the second new member to join the AWI board of directors in 2022. Richard D. Holder was elected to the board in June at the company’s annual shareholder meeting. Holder currently serves as President and Chief Executive Officer of HZO, Inc., a provider of thin-film nanocoatings for electronics, a role that he has held since February 2021. Prior to this, he was President and Chief Executive Officer of NN, Inc., a publicly traded, diversified industrial manufacturing company and held a progression of leadership roles at Eaton Corporation.

“We are thrilled to welcome Bill and Rich to our board of directors,” said Vic Grizzle, Armstrong president and CEO. “The breadth and diversity of their experience in a range of industrial and manufacturing companies will be invaluable for AWI as we strive to execute our growth strategy and continue to pursue operational excellence across our enterprise.”

About Armstrong World Industries

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative ceiling and wall solutions in the Americas. With $1.1 billion in revenue in 2021, AWI has nearly 3,000 employees and a manufacturing network of 15 facilities, plus six facilities dedicated to its WAVE joint venture.

Contacts

Investors: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Media: Jennifer Johnson, jenniferjohnson@armstrongceilings.com or (866) 321-6677